Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Trust Managers and Shareholders

AmREIT

We consent to the use of our report included herein dated March 27, 2009 with respect to the consolidated balance sheets of AmREIT and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008 and the related financial statement schedule, which appears in the May 29, 2009 Form S-4 of REITPlus, Inc. and the May 29, 2009 proxy statement on Schedule 14A of AmREIT.

/s/ KPMG LLP

Houston, Texas

May 29, 2009